Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181578, 333-114939, 333-217858, and 333-101596 on Form S-8 of our reports dated November 19, 2019, relating to the consolidated financial statements and financial statement schedule of Oshkosh Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of Oshkosh Corporation and subsidiaries for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
November 19, 2019